Exhibit 4.2

SOUTHWESTERN ENERGY COMPANY

as Issuer

$2,200,000,000

$350,000,000 3.300% SENIOR NOTES DUE 2018

$850,000,000 4.050% SENIOR NOTES DUE 2020

$1,000,000,000 4.950% SENIOR NOTES DUE 2025

FIRST

SUPPLEMENTAL

INDENTURE

Dated as of January 23, 2015

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

EXHIBIT A: Form of Note

EXHIBIT B: Form of Notation of Guarantee

-i-

FIRST SUPPLEMENTAL INDENTURE dated as of January 23, 2015 (this “Supplemental Indenture”) between SOUTHWESTERN ENERGY COMPANY, a Delaware corporation (the “Company”) and U.S. BANK NATIONAL ASSOCIATION, as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company has heretofore entered into an Indenture, dated as of January 23, 2015 (the “Base Indenture”), with U.S. Bank National Association, as trustee;

WHEREAS, the Base Indenture, as supplemented by this Supplemental Indenture, is herein called the “Indenture”;

WHEREAS, under the Base Indenture, a new series of Securities may at any time be established by the Board of Directors of the Company in accordance with the provisions of the Base Indenture and the form and terms of such series may be established by a supplemental indenture executed by the Company and the Trustee;

WHEREAS, the Company proposes to create under the Indenture three new series of Securities;

WHEREAS, additional Securities of other series hereafter established, except as may be limited in the Base Indenture as at the time supplemented and modified, may be issued from time to time pursuant to the Base Indenture as at the time supplemented and modified; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make it a valid and binding obligation of the Company have been done or performed.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 1.01. Establishment.

(a) There is hereby established three new series of Securities to be issued under the Indenture, to be designated as the Company’s 3.300% Senior Notes due 2018 (the “2018 Notes”), 4.050% Senior Notes due 2020 (the “2020 Notes”) and 4.950% Senior Notes due 2025 (the “2025 Notes”, and together with the 2018 Notes and the 2020 Notes, the “Notes”).

(b) There are to be authenticated and delivered $350,000,000 principal amount of 2018 Notes on the date hereof, $850,000,000 principal amount of 2020 Notes on the date hereof and $1,000,000,000 principal amount of 2025 Notes on the date hereof, and from time to time thereafter there may be authenticated and delivered an unlimited principal amount of Additional Securities of a series.

(c) The Notes of each series shall be issued initially in the form of one or more Global Securities for each series, in substantially the forms set out in Exhibit A hereto. The Depositary with respect to the Notes shall be The Depository Trust Company.

(d) Each Note of a series shall be dated the date of authentication thereof and shall bear interest from the date of original issuance thereof or from the most recent date to which interest has been paid or duly provided for.

(e) If and to the extent that the provisions of the Base Indenture are duplicative of, or in contradiction with, the provisions of this Supplemental Indenture, the provisions of this Supplemental Indenture shall govern.

Section 1.02. Interest Rate Adjustment.

(a) The interest rate payable on the Notes of each series will be subject to adjustments from time to time if either Moody’s or S&P or, if either Moody’s or S&P ceases to rate the Notes of such series or fails to make a rating of the Notes of such series publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” selected pursuant to the definition of Ratings Agency (a “Substitute Ratings Agency”) with respect to the Notes of such series, downgrades (or downgrades and subsequently upgrades) the credit rating assigned to the Notes of such series, in the manner described below in this Section 1.02.

(b) Subject to the remaining provisions of this Section 1.02, if the rating from Moody’s (or any Substitute Ratings Agency therefor) of the Notes of a series is decreased to a rating set forth in the immediately following table, the interest rate on the Notes of such series will increase such that it will equal the interest rate payable on the Notes of such series on the date of their initial issuance plus the percentage set forth opposite the ratings from the table below:

Moody’s Rating* Percentage

Ba1	0.25%
Ba2	0.50%
Ba3	0.75%
B1 or below	1.00%

*	Including the equivalent ratings of any substitute ratings agency.

(c) Subject to the remaining provisions of this Section 1.02, if the rating from S&P (or any Substitute Ratings Agency therefor) of the Notes of a series is decreased to a rating set forth in the immediately following table, the interest rate on the Notes of that series will increase such that it will equal the interest rate payable on the Notes of such series on the date of their initial issuance plus the percentage set forth opposite the ratings from the table below:

S&P Rating* Percentage

BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%

*	Including the equivalent ratings of any substitute ratings agency.

(d) If at any time the interest rate on the Notes of a series has been increased and either Moody’s or S&P (or, in either case, a Substitute Ratings Agency therefor), as the case may be, subsequently upgrades its rating of the Notes of such series to any of the threshold ratings set forth above, the interest rate on the Notes of such series will be decreased such that the interest rate for the Notes of such series equals the interest rate payable on the Notes of such series on the date of their initial issuance plus the percentages set forth opposite the ratings from the tables in clauses (b) or (c) above in effect immediately following the upgrade in rating. If Moody’s (or any Substitute Ratings Agency therefor) subsequently upgrades its rating of the Notes of a series to Baa3 (or its equivalent, in the case of a Substitute Ratings Agency) or higher, and S&P (or any Substitute Ratings Agency therefor) upgrades its rating to BBB- (or its equivalent, in the case of a Substitute Ratings Agency) or higher, the interest rate on the Notes of such series will be decreased to the interest rate payable on the Notes of such series on the date of their initial issuance (and if one such upgrade occurs and the other does not, the interest rate on the Notes of such series will be decreased so that it does not reflect any increase attributable to the upgrading ratings agency). In addition, the interest rates on the Notes of each series will permanently equal the interest rate payable on the Notes of such Series on the date of their initial issuance (notwithstanding any subsequent downgrade in the ratings by either or both of Moody’s and S&P (or, in either case, a Substitute Ratings Agency therefor)) if the Notes of such series become rated Baa2 and BBB (or the equivalent of either such rating, in the case of a Substitute Ratings Agency) or higher by Moody’s and S&P (or, in either case, a Substitute Ratings Agency therefor), respectively (or one of such ratings if the Notes are only rated by one of Moody’s or S&P (or, in either case, a Substitute Ratings Agency therefor), respectively).

(e) Each adjustment required by any downgrade or upgrade in a rating set forth above, whether occasioned by the action of Moody’s or S&P (or, in either case, a Substitute Ratings Agency therefor), shall be made independent of any and all other adjustments. In no event shall (1) the interest rate for the Notes of a series be reduced to below the interest rate payable on the Notes of such series on the date of their initial issuance or (2) the total increase in the interest rate on the Notes of a series exceed 2.00% (percentage points) above the interest rate payable on the Notes of such series on the date of their initial issuance.

(f) No adjustments in the interest rate of the Notes of a series shall be made solely as a result of Moody’s or S&P ceasing to provide a rating of such series of Notes. If at any time Moody’s or S&P ceases to provide a rating of the Notes of a series, the Company will use its commercially reasonable efforts to obtain a rating of such series of Notes from a Substitute Ratings Agency, to the extent one exists, and if a Substitute Ratings Agency exists, for purposes of determining any increase or decrease in the interest rate on the Notes of a series pursuant to the tables above (i) such Substitute Ratings Agency will be substituted for the last of Moody’s or S&P to provide a rating of such series of Notes but which has since ceased to provide such rating, (ii) the relative rating scale used by such Substitute Ratings Agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by the Company and, for purposes of determining the applicable ratings included in the applicable table above with respect to such Substitute Ratings

Agency, such ratings will be deemed to be the equivalent ratings used by Moody’s or S&P, as applicable, in such table and (iii) the interest rate on the Notes of such series will increase or decrease, as the case may be, such that the interest rate equals the interest rate payable on the Notes of such series on the date of their initial issuance plus the appropriate percentage, if any, set forth opposite the rating from such Substitute Ratings Agency in the applicable table above (taking into account the provisions of clause (ii) above) (plus any applicable percentage resulting from a decreased rating by the other ratings agency (Moody’s or S&P (or, in either case, a Substitute Ratings Agency therefor))).

(g) For so long as only one of Moody’s or S&P (or, in either case, a Substitute Ratings Agency therefor) provides a rating of the Notes of a series, any subsequent increase or decrease in the interest rate of such series of Notes necessitated by a reduction or increase in the rating by the ratings agency (Moody’s or S&P (or, in either case, a Substitute Ratings Agency therefor)) providing the rating shall be twice the percentage set forth in the applicable table above. For so long as none of Moody’s or S&P (or, in either case, a Substitute Ratings Agency therefor) provides a rating of the Notes of a series, the interest rate on the Notes of such series will increase to, or remain at, as the case may be, 2.00% (percentage points) above the interest rate payable on the Notes of such series on the date of their initial issuance.

(h) Any interest rate increase or decrease described above will take effect from the first interest payment date following the date on which a rating change occurs that requires an adjustment in the interest rate. If Moody’s or S&P (or, in either case, a Substitute Ratings Agency therefor) changes its rating of the Notes of a series more than once prior to any particular interest payment date, the last change by such ratings agency prior to such interest payment date will control for purposes of any interest rate increase or decrease with respect to the Notes of such series described above relating to such ratings agency’s action. If the interest rate payable on the notes is increased as described above, the term “interest,” as used with respect to the Notes, will be deemed to include any such additional interest unless the context otherwise requires.

(i) Upon any interest rate increase or decrease described above taking event (and in no event later than five business days thereof), the Company shall deliver to the Trustee a certificate stating (i) the series of Notes affected, (ii) the amount of such increase or decrease, (iii) the resulting interest rate applicable to such series of Notes and (iv) the effective date of such increase of decrease. Unless and until a Trust Officer receives such certificate, the Trustee may assume without inquiry that no increase or decrease in any interest rate has become effective; provided that the foregoing shall not prejudice the rights of the Holders under the Indenture.

ARTICLE II

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 2.01. Definitions. All capitalized terms used herein and not otherwise defined below shall have the meanings ascribed thereto in the Base Indenture. The following are additional definitions used in this Supplemental Indenture:

“Adjusted Treasury Rate” means, with respect to any Redemption Date:

(1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

(2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

The Company shall (x) calculate the Adjusted Treasury Rate on the third Business Day preceding the Redemption Date and (y) prior to the Redemption Date file with the Trustee an Officer’s Certificate setting forth the Adjusted Treasury Rate showing the calculation thereof in reasonable detail.

“Applicable Procedures” means, with respect to any transfer or exchange of or for, or any tender or surrender of, beneficial interests in any Global Security, the rules and procedures of the Depositary, Euroclear and Clearstream Luxembourg that apply to such transfer, exchange, tender or surrender.

“Change of Control Event” means the occurrence of either of the following:

(1) if the Notes do not have an Investment Grade Rating from both of the Ratings Agencies on the first day of the Trigger Period, the Notes are downgraded by at least one rating category (e.g., from BB+ to BB or Ba1 to Ba2) from the applicable rating of the Notes on the first day of the Trigger Period by both of the Ratings Agencies on any date during the Trigger Period; or

(2) if the Notes have an Investment Grade Rating from both of the Ratings Agencies on the first day of the Trigger Period, the Notes cease to have an Investment Grade Rating by both of the Ratings Agencies on any date during the Trigger Period;

provided, however, that for so long as any of the Company’s Existing Senior Notes are outstanding, if the Company is required to offer to purchase any such Existing Senior Notes as a result of the occurrence of a Change of Control (as defined in such Existing Senior Notes), then the occurrence of such Change of Control shall constitute a Change of Control Event. For purposes of the foregoing, “Existing Senior Notes” means the Company’s 7 1⁄2% Senior Notes due 2018, the Company’s 7.125% Senior Notes due 2017, the Company’s 7.35% Senior Notes due 2017 and the Company’s 7.15% Notes due 2018, outstanding on the date of the Notes issued hereby.

If a Ratings Agency is not providing a rating for the Notes at the commencement of the Trigger Period, a Change of Control Event shall be deemed to have occurred with respect to such Ratings Agency as a result of the related Change of Control. Notwithstanding the foregoing, no Change of Control Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually occurred.

“Change of Control Notice” means notice of a Change of Control Offer made pursuant to Section 5.04, which shall be mailed first-class, postage prepaid, to each record Holder as shown on the Note Register within 30 days following a Change of Control Event, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer and shall state:

(1) that a Change of Control Event has occurred and that pursuant to Section 5.04, such Holder has the right to require the Company to repurchase all or any part of such Holder’s Notes for the Change of Control Payment;

(2) the Change of Control Payment Date;

(3) that any Notes or portions thereof not properly tendered will remain outstanding and continue to accrue interest;

(4) that, unless the Company defaults in the payment of the Change of Control Payment with respect thereto, all Notes or portions thereof accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest from and after the Change of Control Payment Date;

(5) that any Holder electing to have any Notes or portions thereof purchased pursuant to a Change of Control Offer will be required to surrender such Notes (in accordance with the Applicable Procedures, if in global form), with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent at the address specified in the Change of Control Notice prior to the close of business on the Business Day preceding the Change of Control Payment Date;

(6) that any Holder shall be entitled to withdraw its tendered Notes or portions thereof and such election to require the Company to purchase such Notes or portions thereof, provided that the Paying Agent receives, not later than the close of business on the Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter, setting forth the name of the Holder, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing such tendered Notes and such Holder’s election to have such Notes or portions thereof purchased pursuant to the Change of Control Offer;

(7) that if the Company is redeeming less than all of the Notes, that any Holder of Notes whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion will be equal in principal amount to $2,000 or an integral multiple of $1,000 thereafter; and

(8) the procedures determined by the Company, consistent with the Indenture, that a Holder must follow in order to have its Notes or any portion thereof purchased.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes (“Remaining Life”).

“Comparable Treasury Price” means, for any Redemption Date, (1) the average of four Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations the average of all such quotations.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, letters of credit issued in the ordinary course of its business or other signature guarantees made by a Subsidiary in the ordinary course of its business. The term “Guarantee” used as a verb has a corresponding meaning.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“obligations” means any principal, interest, premium, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Notes.

“Ordinary Course Liens” means any:

(1)	Lien incurred in the ordinary course of business to secure the obtaining of advances or the payment of the deferred purchase price of property;

(2)	Lien created by any interest or title of a lessor under any lease entered into by the Company or any Subsidiary in the ordinary course of business and covering only the assets so leased;

(3)	Liens arising from precautionary UCC financing statements or similar filings made in respect of operating leases;

(4)	Lien that is a contractual right of set-off (a) relating to the establishment of depository relations with banks not given in connection with the issuance of indebtedness, (b) relating to pooled deposits or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or (c) relating to purchase orders and other agreements entered in the ordinary course of business;

(5)	oil, gas or mineral leases arising in the ordinary course of business where the Lien arises from the rights of lessors;

(6)	customary initial deposits and margin deposits and any similar Lien attaching to commodity trading accounts or other brokerage accounts that are not for speculative purposes and arise in the ordinary course of business;

(7)	Liens on cash and cash equivalents in favor of, and letters of credit issued for the benefit of, counterparties to Swap Agreements securing obligations under such Swap Agreements;

(8)	Lien arising from the sale or other transfer in the ordinary course of business of (A) crude oil, natural gas, other petroleum hydrocarbons or other minerals in place for a period of time until, or in an amount such that, the purchaser or other transferee will realize therefrom a specified amount of money (however determined) or a specified amount of such minerals, or (B) any other interest in property of the character commonly referred to as a “production payment,” “overriding royalty,” “forward sale” or similar interest;

(9)	Liens which may be attached to undeveloped real estate not containing oil or gas reserves presently owned by the Company in the ordinary course of the Company’s real estate, sales, development and rental activities;

(10)	Lien in favor of the United States of America, any State, any foreign country or any department, agency, instrumentality or political subdivision of any such jurisdiction, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or cost of constructing, refurbishing, developing or improving any property subject thereto, including without limitation, any Lien to secure indebtedness of pollution control or industrial revenue bond type; and

(11)	Lien arising from any right which any municipal or governmental body or agency may have by virtue of any franchise, license, contract or statute to purchase, or designate a purchaser of or order the sale of, any property of the Company or any Subsidiary upon payment of reasonable compensation therefor or to terminate any franchise, license or other rights or to regulate the property and business of the Company or any Subsidiary of the Company.

“Par Call Date” means with respect to the 2018 Notes, January 23, 2018, with respect to the 2020 Notes, December 23, 2019 and, with respect to the 2025 Notes, October 23, 2024.

“Permitted Lien” means any Lien incurred, assumed or guaranteed that do not arise from indebtedness for borrowed money and, without limiting the foregoing, also do not apply to Liens on Principal Property:

(1) existing as of the date of this Indenture or (B) relating to a contract or arrangement that was entered into by the Company or any of its Subsidiaries prior to the date of this Indenture;

(2) upon any Principal Property (including any related contract rights) existing at the time of acquisition thereof by the Company or any of its Subsidiaries (whether such acquisition is direct or by acquisition of stock, assets or otherwise, provided any such Lien is not incurred in contemplation of such acquisition);

(3) securing indebtedness under Credit Facilities of any Subsidiary of the Company that is not a Security Guarantor; provided that the aggregate principal amount of any indebtedness under such Credit Facilities shall not exceed $250.0 million at any time outstanding;

(4) upon or with respect to any property (including any related contract rights) acquired, constructed, refurbished or improved by the Company or any of its Subsidiaries (including, but not limited to, any Lien to secure all or any part of the cost of construction, alteration or repair of any building, equipment, facility or other improvement on, all or any part of such property, including any pipeline financing) after the date of this Indenture which are created, incurred or assumed contemporaneously with, or within 360 days after, the latest to occur of the acquisition (whether by acquisition of stock, assets or otherwise), completion of construction, refurbishment or improvement, or the commencement of commercial operation, of such property (or, in the case of Liens on contract rights, the completion of construction or the commencement of commercial operation of the facility to which such contract rights relate, regardless of the date when the contract was entered into) to secure or provide for the payment of any part of the purchase price of such property or the cost of such construction, refurbishment or improvement; provided, however, that in the case of any such construction, refurbishment or improvement, the Lien shall relate only to indebtedness reasonably incurred to finance such construction, refurbishment or improvement;

(5) securing indebtedness owing by any of the Company’s Subsidiaries to the Company or to other Subsidiaries;

(6) arising from the deposit of funds or securities in trust for the purpose of decreasing or defeasing indebtedness;

(7) for the sole purpose of extending, renewing or replacing (or successive extensions, renewals or replacements), in whole or in part, any Lien referred to in the foregoing subsections (1), (2), (4), (6) or this subsection (7) of this definition of “Permitted Liens”; provided, however, that the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or part of the property subject to the Lien so extended, renewed or replaced (plus refurbishment of or improvements on or to such property);

(8) Liens on property of the Company’s Subsidiaries, provided that such Liens secure only obligations owing to the Company or a wholly owned Subsidiary of the Company; and

(9) any Ordinary Course Lien arising, but only so long as continuing, in the ordinary course of the Company’s business or the business of the Company’s Subsidiaries.

In each case set forth above, notwithstanding any stated limitation on the assets that may be subject to such Lien, a Lien on a specified asset or group or type of assets may include Liens on all improvements, additions and accessions thereto and all products and proceeds thereof (including, without limitation, dividends, distributions and increases in respect thereof).

“Permitted Sale and Leaseback Transaction” means:

(1) any Sale and Leaseback Transaction if, within 180 days from the effective date of such Sale and Leaseback Transaction, the Company applies or any of its Subsidiaries applies an amount not less than the greater of:

(A)	the net proceeds of the sale of the property leased pursuant to such arrangement; or

(B)	the fair value of the property to retire its Funded Debt, including, for this purpose, any currently maturing portion of such Funded Debt, or to purchase other property having a fair value at least equal to the fair value of the property leased in such Sale and Leaseback Transaction; or

(2) any Sale and Leaseback Transaction:

(A)	between the Company and any of its Subsidiaries or between any of the Company’s Subsidiaries; or

(B)	for which, at the time the transaction is entered into, the term of the related lease to the Company or its Subsidiary of the property sold pursuant to such transaction is three years or less.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated association, or government or any agency or political subdivision thereof.

“Redemption Date” means, with respect to any redemption of Notes, the date fixed for such redemption pursuant to this Indenture and the Notes.

“Reference Treasury Dealer” means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated (or their relevant affiliate or successor) and two other primary U.S. Government securities dealers in New York City selected by us, or if any of the foregoing cease to be a primary U.S. Government securities dealer, another primary U.S. Government securities dealer in New York City selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third business day preceding such Redemption Date.

“Remaining Life” has the meaning assigned to it in the definition “Comparable Treasury Issue” above.

“Senior Credit Facility” means the Credit Agreement dated December 16, 2013 among Southwestern Energy Company, JPMorgan Chase Bank, NA, as administrative agent, Bank of America, N.A. and Wells Fargo Bank, National Association, as Co-Syndication Agent, Citibank, N.A. and The Royal Bank of Scotland plc, as Co-Documentation Agents, and the other lenders named therein, as such agreement has been or may be amended, restated or replaced from time to time.

“Subsidiary” means, with respect to the Company, any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of shares of capital stock or other equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or other governing body thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more of the other Subsidiaries of the Company (or a combination thereof).

“Subsidiary Guarantors” means any Subsidiary of the Company that becomes a Subsidiary Guarantor in accordance with the provisions of the Indenture.

Section 2.02. Other Definitions.

Term	Defined in Section
“2018 Notes”	1.01(a)
“2020 Notes”	1.01(a)
“2025 Notes”	1.01(a)
“Base Indenture”	Recitals
“Change of Control Offer”	5.04(a)
“Change of Control Payment”	5.04(a)
“Company”	Preamble
“Indenture”	Recitals
“Notes”	1.01(a)
“Substitute Ratings Agency”	1.02(a)
“Successor Company”	6.01(a)
“Supplemental Indenture”	Preamble
“Trustee”	Preamble

ARTICLE III

THE NOTES

Section 3.01. Form. The Notes shall be issued initially in the form of one or more Global Security for each series. The Notes of a series will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes of a series shall be substantially in the form of Exhibit A hereto, the terms of which are incorporated in and made a part of this Supplemental Indenture, and the Company and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

ARTICLE IV

REDEMPTION AND PREPAYMENT

Section 4.01. Optional Redemption.

(a) The Company may redeem the 2018 Notes before January 23, 2018, the 2020 Notes before December 23, 2019 or the 2025 Notes before October 23, 2024, at its election, in whole or in part, at any time at a redemption price equal to the greater of: (1) 100% of the principal amount of the Notes to be redeemed and (2) as determined by an Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 40 basis points in the case of the 2018 Notes, 45 basis points in the case of the 2020 Notes, and 50 basis points in the case of the 2025 Notes, plus, in any of the above cases, accrued and unpaid interest on the Notes to be redeemed to the Redemption Date.

(b) The Company may redeem the 2020 Notes on or after December 23, 2019, or the 2025 Notes on or after October 23, 2024, at its election, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to the Redemption Date.

(c) Notices of redemption may not be conditional.

(d) Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the notes or portions thereof called for redemption. Notes called for redemption become due on the date fixed for redemption. Notwithstanding Section 5.02(b) of the Base Indenture, if less than all of the Notes are to be redeemed, the trustee will select notes for redemption as follows: (1) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or (2) if the notes are not so listed, on a pro rata basis (subject to the procedures of the Depositary) or, to the extent a pro rata basis is not permitted, by lot or in such other manner as the trustee shall deem to be fair and appropriate.

(e) No Note of $2,000 in principal amount or less shall be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note will state the portion of the principal amount to be redeemed. A new note in principal amount equal to the unredeemed portion will be issued in the name of the holder thereof upon cancellation of the original note.

(f) The provisions of Article V of the Base Indenture in respect of the Notes shall apply to any optional redemption of the Notes except when such provisions conflict with the foregoing.

ARTICLE V

ADDITIONAL COVENANTS

The following covenants, in addition to the covenants set forth in Article III of the Base Indenture (other than Sections 3.07, 3.08 and 3.09, which are replaced with Sections 5.01, 5.02 and 5.04 below, respectively), shall apply to the Notes:

Section 5.01. Limitations on Liens. The Company shall not, and shall not permit any of its Subsidiaries to, incur, assume, or guarantee any indebtedness for borrowed money secured by a Lien on any Principal Property, if the sum, without duplication, of:

(x) the aggregate principal amount of all Secured Debt of the Company and its Subsidiaries (other than Secured Debt secured by a Permitted Lien); and

(y) all Attributable Debt of the Company or its Subsidiaries in respect of Sale and Leaseback Transactions involving any Principal Property (other than Permitted Sale and Leaseback Transactions)

exceeds 15% of the Company’s Consolidated Assets, unless the Company provides that the Notes will be secured equally and ratably with (or, at the Company’s option, prior to) such Secured Debt.

Section 5.02. Restriction of Sale-Leaseback Transactions. Neither the Company nor any of its Subsidiaries shall enter into, assume, guarantee or otherwise become liable with respect to any Sale and Leaseback Transaction involving any Principal Property, unless after giving effect thereto the sum, without duplication, of:

(a) the aggregate principal amount of all Secured Debt (other than Secured Debt secured by a Permitted Lien); and

(b) all Attributable Debt in respect of such Sale and Leaseback Transactions (other than Permitted Sale and Leaseback Transactions) does not exceed 15% of the Company’s Consolidated Assets.

Section 5.03. Future Subsidiary Guarantors. As of the date of this Supplemental Indenture, the Notes shall not be guaranteed by any of the Company’s existing Subsidiaries. If, after the date of this Supplemental Indenture, any of the Company’s Subsidiaries guarantees, becomes a borrower or guarantor under, or grants any Lien to secure any obligations pursuant to, the Senior Credit Facility or any future Credit Facility, then the Company shall cause such Subsidiary to become a Subsidiary Guarantor by executing a supplement to the Indenture and delivering such supplement to the Trustee promptly (but in any event, within ten Business Days of the date on which it guaranteed or incurred such obligations or granted such Lien, as the case may be) in accordance with Article X of the Base Indenture.

Section 5.04. Offer to Repurchase Upon Change of Control Event.

(a) If a Change of Control Event occurs, each Holder shall have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 thereafter) of such Holder’s Notes at a purchase price, in cash, equal to 101% of the aggregate principal amount of such Holder’s Notes, plus accrued and unpaid interest, if any, up to but excluding the date of purchase (the “Change of Control Payment”), subject to the right of Holders on a Regular Record Date to receive interest on the relevant Interest Payment Date as described in Section 5.04(c) below. Within 30 days following a Change of Control Event, if the Company has not (prior to the Change of Control Event) sent a redemption notice for all the Notes in connection with an optional redemption permitted by Article IV of this Supplemental Indenture, the Company shall mail a Change of Control Notice (the “Change of Control Offer”) to each Holder, with a copy to the Trustee. On the Change of Control Payment Date, the Company shall, to the extent lawful:

(1) accept for payment all Notes or portions of Notes (of at least $2,000 or an integral multiple of $1,000 thereafter) properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered and not properly withdrawn; and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

(b) The Paying Agent shall promptly mail to each Holder of Notes properly tendered and not withdrawn the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry, or, if such Notes are in global form, make such payments through the facilities of the Depositary) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 thereafter. Any Note so accepted for payment shall cease to accrue interest on and after the Change of Control Payment Date unless the Company defaults in making the Change of Control Payment.

(c) If the Change of Control Payment Date is on or after a Regular Record Date for the payment of interest and on or before the related Interest Payment Date, any accrued and unpaid interest shall be paid to the Person in whose name the relevant Note is registered at the close of business on such Regular Record Date, and no further interest shall be payable to Holders who tender pursuant to the Change of Control Offer.

(d) The provisions described in this Section 5.04 shall be applicable to any Change of Control Event whether or not any other provisions of this Indenture are applicable.

(e) The Company shall not be required to make a Change of Control Offer upon a Change of Control Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not properly withdrawn under such Change of Control Offer.

(f) The Company shall comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the purchase of Notes in connection with a Change of Control Event. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Indenture, or compliance with the Change of Control Event provisions of this Indenture would constitute a violation of any such laws or regulations, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue of its compliance with such securities laws or regulations.

ARTICLE VI

CONSOLIDATION, MERGER OR SALE OF ASSETS

With respect to the Notes, the provisions of this Article VI shall replace and preempt the provisions of Article IV of the Base Indenture in their entirety.

Section 6.01. Consolidation and Mergers of the Company. The Company shall not consolidate with or merge into any other Person or sell, lease, convey or transfer all or substantially all of its assets (determined on a consolidated basis) to any Person, unless:

(a) either (i) in the case of a consolidation or merger, the Company shall be the continuing or surviving Person or (ii) the Person formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer the assets of the Company substantially as an entirety (the “Successor Company”) shall be a Person formed, organized or existing under the laws of the United States of America or any State or the District of Columbia, and shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, the due and punctual payment of the principal of and interest, if any, on all the Securities and the performance or observance of every covenant of this Indenture of the part of the Company to be performed or observed;

(b) immediately after giving effect to such transaction, no Event of Default, and no Default, shall have happened and be continuing; and

(c) the Company or the Successor Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel each stating that such consolidation, merger, sale, lease, conveyance or transfer and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with this Article and that all conditions precedent herein provided for relating to such transaction have been complied with.

Section 6.02. Successor Company Substituted. Upon any such consolidation, merger, sale, conveyance or transfer in accordance with Section 6.01 hereof, the Successor Company shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, conveyance, transfer or other disposition, the provisions of this Indenture referring to the “Company” shall instead refer to the Successor Company and not to Southwestern Energy Company), and may exercise every right and power of the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein, and the predecessor Person shall be released from all obligations and covenants under this Indenture and the Securities.

In case of any such consolidation, merger, sale, lease, conveyance or transfer, such changes in phraseology and form (but not in substance) may be made in the Securities thereafter to be issued as may be appropriate.

Section 6.03. Consolidation, Merger or Sale of Assets by a Security Guarantor. (a) In the event there are Security Guarantors, no Security Guarantor may:

(1) consolidate with or merge with or into any Person, or

(2) sell, convey, transfer or dispose of, all or substantially all its assets as an entirety or substantially as an entirety, in one transaction or a series of related transactions, to any Person, or

(3) permit any Person to merge with or into the Security Guarantor unless

(i) the other Person is the Company or any Subsidiary that is a Security Guarantor or becomes a Security Guarantor concurrently with the transaction; or

(ii) (1) either (x) the Security Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes by supplemental indenture all of the obligations of the Security Guarantor to guarantee the Notes; and

(2) immediately after giving effect to the transaction, no Default has occurred and is continuing; or

(iii) the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Security Guarantor or the sale or disposition of all or substantially all the assets of the Security Guarantor (in each case other than to the Company or a Security Guarantor) otherwise permitted by the Indenture.

Section 6.04. Opinion of Counsel to Trustee. The Trustee, subject to the provisions of Sections 7.01 and 7.02 of the Base Indenture, may receive an Opinion of Counsel as conclusive evidence that any such consolidation, merger, conveyance, sale, transfer, lease, exchange or other disposition complies with the applicable provisions of this Indenture.

ARTICLE VII

FUTURE GUARANTEES

In accordance with Article XI of the Base Indenture and Section 5.03 of this Supplemental Indenture, under certain circumstances the Notes may be fully, unconditionally and absolutely guaranteed on a senior, unsecured basis by future Security Guarantors. With respect to the Notes, the provisions of this Article VII shall replace and preempt the provisions of Sections 11.03(b) of the Base Indenture in their entirety.

Section 7.01. Release of Guarantees. If no Default or Event of Default has occurred and is continuing, a Security Guarantor shall be released and relieved of its obligations under its Security Guarantee: (i) in connection with any sale or other disposition of all or substantially all of the properties or assets of, or all of the Company’s direct or indirect limited partnership, limited liability company or other equity interests in, such Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) an Affiliate of the Company; (ii) upon the merger of such Subsidiary Guarantor into the Company or any other Subsidiary Guarantor or the liquidation or dissolution of such Subsidiary Guarantor; or (iii) upon delivery of written notice to the Trustee of the release of all guarantees or other obligations of such Subsidiary Guarantor under the Senior Credit Facility or any future credit facility or term loan. If, at any time following any release of a Subsidiary Guarantor from its initial Guarantee of the Notes pursuant to clause (iii) in the preceding sentence, the Subsidiary Guarantor again incurs obligations under the Senior Credit Facility or any future credit facility or term loan, then the Company shall cause such Subsidiary Guarantor to again guarantee the Notes in accordance with the Indenture.

ARTICLE VIII

MISCELLANEOUS

Section 8.01. Integral Part. This Supplemental Indenture constitutes an integral part of the Indenture.

Section 8.02. Adoption, Ratification and Confirmation. The Base Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

Section 8.03. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed an original; and all such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of this Supplemental Indenture by facsimile or electronic transmission shall be equally as effective as delivery of an original executed counterpart of this Supplemental Indenture. Any party delivering an executed counterpart of this Supplemental Indenture by facsimile or electronic transmission also shall deliver an original executed counterpart of this Supplemental Indenture, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability and binding effect of this Supplemental Indenture.

Section 8.04. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company. The Trustee shall not be accountable for the use or application by the Company of the Notes or the proceeds thereof. All of the provisions contained in the Base Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of the Notes and this Supplemental Indenture or fully and with like effect as if set forth in full herein.

Section 8.05. Governing Law. THIS SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, all as of the day and year first above written.

SOUTHWESTERN ENERGY COMPANY

By:	/s/ R. Craig Owen
	Name:	R. Craig Owen
	Title:	Senior Vice President and
Chief Financial Officer

[Signature Page to First Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION,
AS TRUSTEE

By:	/s/ Steven Finklea
Name: Steven Finklea
Title: Vice President

[Signature Page to First Supplemental Indenture]

EXHIBIT A

FORM OF NOTE

[Include the following legend for Global Securities only:

“THIS IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE REFERRED TO HEREINAFTER.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.”]

FORM OF FACE OF NOTE

Southwestern Energy Company

[[ — ]% Senior Notes due 2018] [[ — ]% Senior Notes due 2020] [[ — ]% Senior Notes due 2025]

No. [ ]	Principal Amount $[ ] as revised by the Schedule of Increases and Decreases in Global Security attached hereto

CUSIP NO.

Southwestern Energy Company, a Delaware corporation, promises to pay to [            ], or registered assigns, the principal sum of [            ] Dollars as revised by the Schedule of Increases and Decreases in Global Security attached hereto, on [ —], [2018][2020][2025].

Interest Payment Dates:	January 23 and July 23, beginning July 23, 2015

Regular Record Dates:	Close of business on the immediately preceding January 10 or July 10, as applicable.

Additional provisions of this Note are set forth on the other side of this Note.

SOUTHWESTERN ENERGY COMPANY,
the Company

By:
Name: Title:

TRUSTEE’S CERTIFICATE OF

AUTHENTICATION

U.S. Bank National Association,

as Trustee, certifies

that this is one of

the Securities of the series

designated therein referred

to in the within mentioned Indenture.

By:
Authorized Signatory

Dated:

FORM OF REVERSE SIDE OF NOTE

Southwestern Energy Company

[[ — ]% Senior Notes due 2018] [[ — ]% Senior Notes due 2020] [[ — ]% Senior Notes due 2025]

1.	Interest

Southwestern Energy Company, a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, the “Company”), promises to pay interest on the principal amount of this Note at the rate of [ — ]% per annum, subject to adjustment as described in Section 1.02 of the Supplemental Indenture (as defined below).

The Company will pay interest semiannually in arrears on each Interest Payment Date, commencing July 23, 2015. Interest on the Notes will accrue from the most recent date to which interest has been paid on the Notes or, if no interest has been paid, from January 23, 2015. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal (plus interest on such interest to the extent lawful), at the rate borne by the Notes to the extent lawful and, to the extent such payments are lawful, the Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (“Defaulted Interest”) without regard to any applicable grace periods at the same rate as the rate shown on this Note, in each case as provided in the Indenture.

2.	Method of Payment

Prior to 10:00 a.m. New York City time on the date on which any principal of or interest on any Note is due and payable, the Company shall deposit with the Trustee or the Paying Agent money sufficient to pay such principal and/or interest. The Company will pay interest (except Defaulted Interest) to the Persons who are registered Holders of Notes at the close of business on the Regular Record Date preceding the Interest Payment Date even if Notes are canceled, repurchased or redeemed after the Regular Record Date and on or before the relevant Interest Payment Date, except as provided in Section 2.13 of the Base Indenture (as defined below) with respect to Defaulted Interest. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company will pay principal and interest in U.S. Legal Tender.

Payments in respect of Notes represented by a Global Security (including principal and interest) will be made by the transfer of immediately available funds to the accounts specified by DTC. The Company will make all payments in respect of a Certificated Note (including principal and interest) by mailing a check to the registered address of each Holder thereof as set forth in the Note Register; provided, however, that payments on the Notes may also be made, in the case of a Holder of at least $5,000,000 aggregate principal amount of Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

3.	Paying Agent and Registrar

Initially, U.S. Bank National Association (the “Trustee”), will act as Trustee, Paying Agent and Registrar. The Company may appoint and change any Paying Agent, Registrar or co- Registrar without notice to any Holder. The Company may act as Paying Agent, Registrar or co-Registrar without notice to any Holder.

4.	Indenture

The Company issued the Notes under an Indenture, dated as of January 23, 2015, between the Company, and the Trustee (the “Base Indenture”) as supplemented by the First Supplemental Indenture, dated as of January 23, 2015, between the Company and the Trustee (the “Supplemental Indenture” and, with the Base Indenture as so supplemented, the “Indenture”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of those terms. Each Holder by accepting a Note, agrees to be bound by all of the terms and provisions of the Indenture, as amended or supplemented from time to time. Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture.

The Notes are general unsecured obligations of the Company. Subject to the conditions set forth in the Indenture, the Company may issue Additional Securities. All Notes shall be treated as one class of securities under the Indenture.

The Indenture imposes certain limitations on, among other things, the ability of the Company and its Subsidiaries to: incur Liens; enter into Sale and Leaseback Transactions; or consolidate or merge or transfer or convey all or substantially all of the Company’s assets.

5.	Optional Redemptions

(a) Prior to [January 23, 2018] [December 23, 2019] [October 23, 2024], the Notes are redeemable at the Company’s election, in accordance with the procedures set forth in Article IV of the Supplemental Indenture, in whole or in part, at any time at a redemption price equal to the greater of:

(1) 100% of the principal amount of the Notes to be redeemed then outstanding; and

(2) as determined by an Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus [ — ] basis points plus, in either of the above cases, accrued and unpaid interest on the Notes to be redeemed to the Redemption Date.

(b) [On or after [December 23, 2019] [October 23, 2024], the Company may redeem the Notes at its election, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to the date of redemption.]

In the case of any partial redemption, selection of the Notes for redemption will be made in accordance with Article IV of the Supplemental Indenture. On and after the Redemption Date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price pursuant to the Indenture. No Note of $2,000 or less in principal amount will be redeemed in part.

6.	Repurchase Provisions

Change Of Control Offer. Upon the occurrence of a Change of Control Event, each Holder shall have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 thereafter) of such Holder’s Notes at a purchase price, in cash, equal to 101% of the aggregate principal amount of such Holder’s Notes, plus accrued and unpaid interest, if any, up to but excluding the date of purchase pursuant to the terms and conditions specified in the Indenture. Within 30 days following any Change of Control Event, if the Company has not (prior to the Change of Control Event) sent a redemption notice for all the Notes in connection with an optional redemption permitted by Article IV of the Supplemental Indenture or as otherwise provided under the Indenture, the Company shall make a Change of Control Offer pursuant to a Change of Control Notice. As more fully described in the Indenture, the Change of Control Notice shall state, among other things, the Change of Control Payment Date, which must be no earlier than 30 days nor later than 60 days from the date the Change of Control Notice is mailed, other than as may be required by applicable law.

7.	Denominations; Transfer; Exchange

The Notes are in fully registered form without coupons, and only in denominations of principal amount of $2,000 and integral multiples of $1,000 thereafter. A Holder may transfer or exchange Notes at the Registrar in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange (i) any Notes selected for repurchase or redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be repurchased or redeemed) for a period beginning 15 days before the mailing of a notice of Notes to be repurchased or redeemed and ending on the date of such mailing or (ii) any Notes for a period beginning 15 days before an Interest Payment Date and ending on such Interest Payment Date.

8.	Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

9.	Unclaimed Money

If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money will be deemed general creditors of the Company with respect to the money and must look only to the Company and not to the Trustee for payment.

10.	Discharge Prior to Redemption or Maturity

Subject to certain conditions set forth in the Indenture, the Company at any time may terminate some or all of its obligations under the Notes and the Indenture if the Company deposits with the Trustee U.S. Legal Tender or U.S. Government Obligations for the payment of principal of and interest on the Notes to redemption or maturity, as the case may be.

11.	Amendment, Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Notes may be amended or supplemented with the written consent of the Holders of at least a majority in principal amount of the then Outstanding Notes and (ii) any default (other than with respect to nonpayment or in respect of a provision that cannot be amended or supplemented without the written consent of each Holder affected) or noncompliance with any provision may be waived with the written consent of the Holders of a majority in aggregate principal amount of the then Outstanding Notes. Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, defect or inconsistency, comply with Article IV of the Base Indenture, provide for uncertificated Notes in addition to or in place of certificated Notes, add guarantees with respect to the Notes or to secure the Notes, add additional covenants or surrender rights and powers conferred on the Company, comply with any requirement of the SEC in connection with qualifying the Indenture under the TIA, make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the rights of any Holder, add additional Events of Default, provide evidence for the acceptance of appointment by a successor Trustee, and to modify provisions in the Indenture therefor, establish the form or terms of Securities of any series, make any change necessary to make the Indenture, the Securities of any series or the Security Guarantee relating to any series of Securities, as applicable, consistent with the description of the Securities in the prospectus or any related prospectus supplement relating to such Securities, correct or supplement any provision of the Indenture that may be inconsistent with any other provision of the Indenture so long as such action shall not adversely affect the interests of any Holder, change or eliminate any of the provisions of the Indenture; provided, that any such change or elimination shall become effective only when there is no Security Outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of any such provision.

12.	Defaults and Remedies

If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Outstanding Notes may declare all the Notes to be due and payable immediately. Certain events of bankruptcy or insolvency are Events of Default which will result in the Notes being due and payable immediately upon the occurrence of such Events of Default.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives indemnity or security satisfactory to it. Subject to certain limitations, Holders of a majority in principal amount of the Outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default in payment of principal or interest, if any, on the Notes) if it determines that withholding notice is in their interest.

13.	Trustee Dealings with the Company and the Security Guarantors

Subject to certain limitations set forth in the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company, the Security Guarantors or their Affiliates and may otherwise deal with the Company, the Security Guarantors or their Affiliates with the same rights it would have if it were not Trustee.

14.	No Recourse Against Others

An incorporator, director, officer, employee, stockholder or controlling Person, as such, of the Company or any Security Guarantor shall not have any liability for any obligations of the Company under the Notes, the Indenture or any Security Guarantee or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

15.	Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an Authenticating Agent) manually signs the certificate of authentication on the other side of this Note.

16.	Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entirety), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian) and U/G/M/A (=Uniform Gift to Minors Act).

17.	CUSIP, ISIN or Other Similar Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures the Company has caused CUSIP, ISIN or other similar numbers to be printed on the Notes and has directed the Trustee to use such numbers in notices of redemption as a convenience to Holders.

No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

18.	Governing Law

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

The Company shall furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture that has in it the text of this Note in larger type. Requests may be made to: Southwestern Energy Company, 10000 Energy Drive, Spring, Texas 77389.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to (Print or type assignee’s name, address and zip code)

(Insert assignee’s Social Security or Tax I.D. Number) and irrevocably appoint agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

Signature Guarantee:
(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY

The following increases or decreases in this Global Security have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Security	Amount of increase in Principal Amount of this Global Security	Principal Amount of this Global Security following such decrease or increase	Signature of authorized signatory of Trustee or Security Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 5.04 of the Supplemental Indenture, check the box below:

☐	Section 5.04

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 5.04 of the Supplemental Indenture, state the principal amount (which must be $2,000 or an integral multiple of $1,000 thereafter) that you want to have purchased by the Company: $

Date:	Your Signature
(Sign exactly as your name appears on the other side of the Note)

Signature Guarantee:
(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.